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                                   EXHIBIT 11

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

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                                                Three Months     Three Months      Six Months      Six Months
                                                   Ended            Ended            Ended            Ended
                                                June 30, 1999    June 30, 1998    June 30, 1999    June 30, 1998
                                                -------------    -------------    -------------    -------------

Net loss-Limited Partners                               $0               $0               $0                $0

Average Class A and B units outstanding                921              921              921               921

Net loss per Class A and B unit                         $0               $0               $0                $0

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